Exhibit 99.1

August 5, 2026

SmartStop Self Storage REIT, Inc. Reports Second Quarter 2026 Results

LADERA RANCH, CA – August 5, 2026 – SmartStop Self Storage REIT, Inc. (“SmartStop” or “the Company”), a self-managed and fully-integrated self storage company, announced its overall results for the three and six months ended June 30, 2026.

“We posted a strong quarter of growth, highlighted by 17.6% year over year increase in our Funds from Operations as Adjusted per share,” said H. Michael Schwartz, Chairman and Chief Executive Officer of SmartStop. “Our strong same-store results were driven by our revenue management platform, talented operations and store level teams, growing efficiencies from scale, and effective expense control. Further, our same-store operating margins were 67.3% this quarter, up 150 basis points year over year. These improvements in our core operations led us to increase our 2026 same store NOI guidance and FFOa per share guidance.”

“Additionally, we deployed over $46 million this quarter into accretive on balance sheet acquisitions and bridge capital investments, while also organically reducing our cash flow leverage from the prior quarter,” continued Mr. Schwartz. “These accomplishments are emblematic of our recently introduced Deca Initiative, the framework that will guide our Company’s growth over the coming years.”

Three Months Ended June 30, 2026 Financial Highlights:

•
Net income attributable to common stockholders was approximately $11.2 million. This represents an increase of approximately $19.6 million when compared to the same period in 2025. Net income per share of Common Stock, (basic and diluted) was $0.20. This represents an increase of approximately $0.36 per share when compared to the same period in 2025.
•
Total self storage-related revenues were approximately $65.8 million, an increase of approximately $4.9 million when compared to the same period in 2025.
•
FFO, as adjusted (attributable to common stockholders and Operating Partnership (“OP”) unit holders), was approximately $29.3 million, an increase of approximately $4.9 million when compared to the same period in 2025.
•
FFO, as adjusted per share and OP unit outstanding – diluted was $0.49, an increase of approximately $0.07 per share when compared to the same period in 2025.
•
Same-store revenues increased by 1.3%, same-store property operating expenses decreased by 3.4%, and same-store net operating income (“NOI”) increased by 3.7% compared to the same period in 2025.
•
On a constant currency basis for SmartStop’s Canadian properties included in its wholly-owned same-store pool, its aggregate same-store revenues for all properties included in the pool increased by 1.3%, same-store expenses decreased by 3.4%, and same-store NOI increased by 3.7% compared to the same period in 2025.
•
Same-store average physical occupancy was 92.5%, a decrease of approximately 0.6% compared to the same period in 2025.
•
Same-store annualized rent per occupied square foot was approximately $20.33, an increase of approximately 1.9% when compared to the same period in 2025.

Six Months Ended June 30, 2026 Financial Highlights:

•
Net income attributable to common stockholders was approximately $20.8 million. This represents an increase of approximately $37.6 million when compared to the same period in 2025. Net income per share of Common

Stock, (basic and diluted) was $0.37. This represents an increase of approximately $0.80 per share when compared to the same period in 2025.
•
Total self storage-related revenues were approximately $130.7 million, an increase of approximately $10.6 million when compared to the same period in 2025.
•
FFO, as adjusted (attributable to common stockholders and OP unit holders), was approximately $58.1 million, an increase of approximately $22.5 million when compared to the same period in 2025.
•
FFO, as adjusted per share and OP unit outstanding – diluted was $0.98, an increase of approximately $0.15 per share when compared to the same period in 2025.
•
Same-store revenues increased by 1.4%, same-store property operating expenses decreased by 1.4%, and same-store NOI increased by 2.9% compared to the same period in 2025.
•
On a constant currency basis for SmartStop’s Canadian properties included in its wholly-owned same-store pool, its aggregate same-store revenues for all properties included in the pool increased by 1.2%, same-store expenses decreased by 1.6%, and same-store NOI increased by 2.6% compared to the same period in 2025.
•
Same-store average physical occupancy was 92.5%, a decrease of approximately 0.2% compared to the same period in 2025.
•
Same-store annualized rent per occupied square foot was approximately $20.22, an increase of approximately 1.5% when compared to the same period in 2025.

Acquisitions and Dispositions

In June, SmartStop closed on the acquisition of three self storage facilities located in the greater area of Spartanburg, South Carolina from certain indirect DST subsidiaries of SSGT III, (the “Spartanburg Three Properties”). The total consideration for the Spartanburg Three Properties was approximately $29.7 million. In connection with the sale of the Spartanburg Three Properties to SmartStop, the indirect DST subsidiaries of SSGT III (defined below) repaid their mortgage loans in full, including accrued interest. This transaction was approved by the nominating and corporate governance committees of both SmartStop’s board of directors and SSGT III’s board of directors.

Third Party Management

As of the quarter ended June 30, 2026, SmartStop managed approximately 220 stores, representing approximately 15.7 million net rentable square feet on its third-party platform.

Bridge Lending and Preferred Investment Platform

In June, SmartStop closed a preferred investment totaling approximately $16.3 million and became the property manager of the associated self storage facility. In August, the Company closed its first preferred investment with joint venture partner AXCS; SmartStop’s portion of this preferred investment is approximately $3.1 million. The weighted average yield between the two investments is approximately 10.9%.

Managed REIT Platform Update

SmartStop, through an indirect subsidiary, serves as the sponsor of Strategic Storage Growth Trust III, Inc. (“SSGT III”), Strategic Storage Trust VI, Inc. (“SST VI”), and Strategic Storage Trust X (“SST X” together with SSGT III and SST VI, the “Managed REITs”). SmartStop receives asset management fees, property management fees, acquisition fees, and other fees, as applicable and receives substantially all of the tenant protection program revenue earned by the Managed REITs, which had a combined portfolio of 52 operating properties and approximately 43,000 units and 4.6 million rentable square feet at quarter end. Assets under management for the Managed REITs was approximately $1.0 billion at quarter end.

On July 14, 2026, SST VI and SSGT III announced the signing of an Agreement and Plan of Merger in which SSGT III will merge (the “Managed REIT Merger”) with and into a subsidiary of SST VI. In connection with the Managed REIT Merger, SS Growth Advisor III, LLC (the “SSGT III Advisor”), an indirect subsidiary of SmartStop, entered into a Termination Agreement with SSGT III to terminate the SSGT III advisory agreement, at the effective time of the Managed REIT Merger. While SmartStop will receive a $2.0 million negotiated payment, payable in units of limited partnership interest in the SSGT III operating partnership, under the Termination Agreement immediately prior to the effective time of the Managed REIT Merger, SmartStop will continue to serve as the advisor and property manager to SST VI as the survivor of the Managed REIT Merger and, accordingly, will continue to advise and manage the combined company following the anticipated closing in the fourth quarter of 2026.

Eminent Domain Update

On April 27, 2026, the North Carolina Department of Transportation (the “NC DOT”) took the majority of the Asheville III property in an eminent domain proceeding. SmartStop recognized a gain on disposition of approximately $0.5 million in connection with this taking. Subsequent to quarter end, on July 27, 2026, the NC DOT also took a small portion of the Asheville IV property. Both of these properties were removed from the 2026 same-store pool during the second quarter of 2026.

Declared Distributions

For the months of June, July and August 2026, SmartStop’s board of directors approved a distribution amount such that all holders of its outstanding common stock will receive a distribution equivalent to an annualized distribution of $1.60 per share. Each monthly distribution was paid, or will be paid, on or about July 15, 2026, August 14, 2026 and September 15, 2026, respectively.

Webcast & Conference Call

Management will host a conference call and webcast to discuss the results on Thursday, August 6, 2026, at 12:00 p.m. Eastern Time. During the call, company officers will review operating performance, discuss recent events, and conduct a question-and-answer period. The question-and-answer period will be limited to registered financial analysts. All other participants will have listen-only capability.

A live webcast of the call will be available in the Investor Relations section of the Company’s website at investors.smartstopselfstorage.com. To access the live webcast, participants are encouraged to visit the site at least 15 minutes before the start time to register and download any necessary software.

Contact:

David Corak

SVP of Corporate Finance & Strategy

SmartStop Self Storage REIT, Inc.

investors.smartstopselfstorage.com

ir@smartstop.com

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	June 30,	December 31,
	2026	2025
	(unaudited)
ASSETS
Real estate facilities:
Land	$539,029	$541,330
Buildings	1,798,700	1,782,894
Site improvements	105,987	103,139
	2,443,716	2,427,363
Accumulated depreciation	(395,724)	(366,447)
	2,047,992	2,060,916
Construction in process	8,400	6,443
Real estate facilities, net	2,056,392	2,067,359
Cash and cash equivalents	38,185	54,224
Restricted cash	6,008	5,144
Investments in unconsolidated real estate ventures	37,458	36,694
Investments in and advances to Managed REITs	152,283	130,961
Deferred tax assets	2,944	3,182
Other assets, net	40,795	27,188
Intangible assets, net	12,757	18,358
Trademarks, net	15,700	15,700
Goodwill	69,974	69,974
Debt issuance costs, net	5,376	3,388
Total assets	$2,437,872	$2,432,172
LIABILITIES AND EQUITY
Debt, net	$1,119,645	$1,098,248
Accounts payable and accrued liabilities	44,335	38,646
Distributions payable	8,442	8,796
Deferred tax liabilities	6,434	6,559
Total liabilities	1,178,856	1,152,249
Commitments and contingencies
Equity:
SmartStop Self Storage REIT, Inc.:
Common Stock, $0.001 par value; 175,000,000 and 141,250,000 shares authorized at June 30, 2026 and December 31, 2025, respectively; 55,368,903 shares and 55,359,250 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	55	55
Additional paid-in capital	1,837,467	1,837,194
Distributions	(507,097)	(463,165)
Accumulated deficit	(173,585)	(194,407)
Accumulated other comprehensive (loss) income	(383)	733
Total SmartStop Self Storage REIT, Inc. equity	1,156,457	1,180,410
Noncontrolling interests in our Operating Partnership	102,559	99,513
Total noncontrolling interests	102,559	99,513
Total equity	1,259,016	1,279,923
Total liabilities and equity	$2,437,872	$2,432,172

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Self storage rental revenue	$62,880	$58,156	$124,794	$114,741
Ancillary operating revenue	2,957	2,728	5,860	5,335
Managed Platform revenue	6,747	4,036	13,359	8,149
Reimbursable costs from Managed Platform	6,692	1,896	13,573	4,039
Total revenues	79,276	66,816	157,586	132,264
Operating expenses:
Property operating expenses	21,226	22,050	43,435	42,137
Managed Platform expenses	3,711	3,250	8,050	4,484
Reimbursable costs from Managed Platform	6,692	1,896	13,573	4,039
General and administrative	9,893	11,695	19,033	19,545
Depreciation	16,505	15,374	33,080	30,468
Intangible amortization expense	3,245	1,929	6,698	3,527
Acquisition expenses	219	359	298	561
Contingent earnout adjustment	399	—	1,043	—
Total operating expenses	61,890	56,553	125,210	104,761
Gain on disposition of real estate	489	—	1,726	—
Income from operations	17,875	10,263	34,102	27,503
Other income (expense):
Equity in losses from investments in unconsolidated real estate ventures	(154)	(119)	(290)	(361)
Equity in losses from investments in Managed REITs	(444)	(157)	(629)	(372)
Investment income, net	2,107	723	4,078	1,448
Other, net	6,409	(1,416)	12,477	(964)
Interest expense	(13,339)	(12,030)	(26,476)	(34,052)
Loss on debt extinguishment	—	(1,745)	(262)	(2,533)
Income tax expense	(379)	(318)	(710)	(924)
Net income (loss)	12,075	(4,799)	22,290	(10,255)
Net (income) loss attributable to noncontrolling interests	(829)	196	(1,468)	699
Less: Distributions to preferred stockholders	—	(115)	—	(3,567)
Less: Accretion - preferred equity costs	—	(3,644)	—	(3,644)
Net income (loss) attributable to SmartStop Self Storage REIT, Inc. common stockholders	$11,246	$(8,362)	$20,822	$(16,767)
Net income (loss) per Common Stock, Class A & Class T share:
Basic	$0.20	$(0.16)	$0.37	$(0.43)
Diluted	$0.20	$(0.16)	$0.37	$(0.43)
Weighted average Common Stock, Class A & Class T shares outstanding:
Basic	55,255,522	54,419,801	55,246,492	39,303,159
Diluted	55,454,084	54,419,801	55,450,403	39,303,159

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES NON-GAAP MEASURE –

COMPUTATION OF FUNDS FROM OPERATIONS, AS ADJUSTED

(Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$12,075	$(4,799)	$22,290	$(10,255)
Other noncontrolling interests	—	(124)	—	(304)
Distributions to preferred stockholders	—	(115)	—	(3,567)
Accretion - preferred equity costs	—	(3,644)	—	(3,644)
Adjustments:
Depreciation of real estate	16,182	14,992	32,430	29,733
Gain on disposition of real estate	(489)	—	(1,726)	—
Amortization of real estate related intangible assets	2,911	1,905	6,053	3,481
Depreciation and amortization of real estate and intangible assets from unconsolidated entities	917	758	1,800	1,437
FFO (attributable to common stockholders and OP unit holders)	31,596	8,973	60,847	16,881
Other Adjustments:
Intangible amortization expense - contracts (1)	334	24	645	46
Acquisition related expenses (2)	233	359	408	561
Acquisition expenses, amortization of debt issuance costs and foreign currency losses, net from unconsolidated entities	42	8	43	74
Contingent earnout adjustment (3)	399	—	1,043	—
Accretion of fair market value of secured debt	175	163	349	368
Loss on extinguishment of debt (4)	—	1,745	262	2,533
Foreign currency and interest rate derivative (gains) losses, net (5)	(6,705)	1,986	(12,089)	1,784
Transactional expenses (6)	100	1,797	586	2,422
IPO & legacy performance grants (7)	1,566	4,305	3,014	4,305
Adjustment of deferred tax assets and liabilities (1)	159	178	268	442
Non-cash adjustments (8)	619	262	886	507
Accretion - preferred equity costs	—	3,644	—	3,644
Amortization of debt issuance costs (1)	765	916	1,824	1,989
FFO, as adjusted (attributable to common stockholders and OP unit holders)	$29,283	$24,360	$58,086	$35,556

Weighted average Common Stock, Class A & Class T shares outstanding – basic	55,255,522	54,419,801	55,246,492	39,303,159
Weighted average OP units outstanding	3,927,937	3,391,542	3,871,242	3,383,481
Weighted average other dilutive securities	198,562	257,930	203,911	165,988
Weighted average shares & OP units outstanding – diluted	59,382,021	58,069,273	59,321,645	42,852,628
FFO, as adjusted per share & OP unit outstanding – diluted	$0.49	$0.42	$0.98	$0.83

(1)
These items represent the amortization, accretion, or adjustment of intangible assets, debt issuance costs, equity issuance costs, or deferred tax assets and liabilities.
(2)
This represents acquisition expenses associated with investments in real estate that were incurred prior to the acquisitions becoming probable and therefore not capitalized in accordance with SmartStop’s capitalization policy, as well as specific incremental acquisition related expenses included in general and administrative in its consolidated statements of operations related to certain third party costs for completed acquisitions.
(3)
The contingent earnout adjustment represents the adjustment to fair value of the contingent earnout established in connection with the Third Party Platform Acquisition.
(4)
The net loss associated with the extinguishment of debt includes prepayment penalties, defeasance costs, the write-off of unamortized deferred financing fees, and other fees incurred.
(5)
This represents the mark-to-market adjustment for certain of SmartStop’s derivative instruments not designated for hedge accounting and the ineffective portion of the change in fair value of derivatives recognized in earnings. Changes in foreign currency related to its foreign equity investments not classified as long term under GAAP, along with transactions denominated in a currency other than the functional currency of the related entity, which includes both the 2028 Canadian Notes and the 2030 Canadian Notes.
(6)
Such costs incurred for the three and six months ended June 30, 2026 primarily included non-recurring transactional expenses of: i) approximately $0.1 million and $0.2 million, respectively, related to a one-time retention plan accrual in connection with the Third Party Platform Acquisition; and ii) approximately none and $0.3 million, respectively, related to one-time Argus owner on-boarding costs. Such costs incurred for the three and six months ended June 30, 2025 primarily included: i) approximately $1.0 million and $1.0 million, respectively, related to SmartStop's Underwritten Public Offering, but were not directly attributable thereto, and were therefore included in general and administrative expenses in its consolidated statements of operations; ii) approximately $1.2 million and $1.2 million, respectively, of termination costs related to its Former Dealer Manager; and iii) none and approximately $0.6 million, respectively, of professional fees related to the calculation of its estimated net asset value, which SmartStop will no longer incur, given the listing of its common stock and other similar minor amounts.
(7)
The amounts adjusted for in the table above relate to: i) the stock compensation expense and related employer tax liabilities recorded related to the equity grants issued in connection with the Underwritten Public Offering, and ii) incremental stock compensation expense recorded related to historically granted performance-based equity grants issued prior to SmartStop becoming a publicly traded company. In connection with its transition to being publicly traded, beginning in March of 2026, SmartStop now issues performance grants based on its relative total shareholder return, where the value for such grant value is determined under GAAP upon grant and does not prospectively change based on the actual probability of achievement. The historical performance-based grants require a cumulative catch-up under GAAP when it becomes probable that a higher level of achievement is probable. Given the prospective change and the non-cash GAAP cumulative effect of the historical grants, beginning with the period ended March 31, 2026, SmartStop has removed such cumulative effect adjustments, as applicable. FFO is adjusted for its effect to arrive at FFO, as adjusted, as a means of determining a current and prospective comparable sustainable operating performance metric.
(8)
Such amounts include: i) the reduction of Managed Platform revenue from SST VI. Pursuant to the Sponsor Funding Agreement, SmartStop funded certain costs of SST VI’s share sales, and in return receives Series C Units in Strategic Storage Operating Partnership VI, L.P. The excess of the funding over the value of the Series C Units received is accounted for as a reduction of Managed Platform revenue from SST VI over the remaining estimated term of the management contracts with SST VI; and ii) non-cash reserve adjustments. FFO is adjusted for its effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

COMPUTATION OF SAME-STORE OPERATING RESULTS

(Unaudited)

Same-Store Facility Results - Three Months Ended June 30, 2026 and 2025

The following table sets forth operating data for SmartStop’s same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2025, excluding seven other properties) for the three months ended June 30, 2026 and 2025. SmartStop considers the following data to be meaningful as this allows generally for the comparison of results without the effects of acquisition, dispositions, eminent domain proceedings, development activity, properties impacted by casualty events, lease up properties or similar other such factors (dollars in thousands, except per occupied square foot amounts):

	Same-Store Facilities			Non Same-Store Facilities			Total
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change
Revenue (1)	$55,139	$54,452	1.3%	$8,095	$4,022	N/M	$63,234	$58,474	8.1%
Property operating expenses (2)	18,013	18,643	(3.4)%	2,965	1,592	N/M	20,978	20,235	3.7%
Net operating income	$37,126	$35,809	3.7%	$5,130	$2,430	N/M	$42,256	$38,239	10.5%
Number of facilities	155	155		25	16		180	171
Rentable square feet (3)	12,116,650	12,102,850		1,987,850	1,359,200		14,104,500	13,462,050
Average physical occupancy (4)	92.5%	93.1%	(0.6)%	86.8%	N/M	N/M	91.8%	92.8%	(1.0)%
Annualized rent per occupied square foot (5)	$20.33	$19.96	1.9%	$21.10	N/M	N/M	$20.43	$19.99	2.2%

N/M Not meaningful

(1)
Revenue includes rental income, certain ancillary revenue, administrative and late fees, and excludes Tenant Protection Program revenue.
(2)
Among other expenses, property operating expenses excludes Tenant Protection Program related expense. Please see the reconciliation of net operating income to net income (loss) below for the full detail of adjustments to reconcile net operating income to net income (loss).
(3)
As of June 30, 2026 and 2025, parking represented approximately 1,120,000 and 1,068,000 square feet, respectively, of the total rentable square feet. On a same-store basis, for the same periods, parking represented approximately 984,000 square feet. Amounts not in thousands.
(4)
Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation.
(5)
Determined by dividing the aggregate rental income, net of discounts and concessions and excluding late and administrative fees for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation in the first full month of non-operation. SmartStop has excluded the rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot. Amount not in thousands.

SmartStop’s same-store revenue increased by approximately $0.7 million, or 1.3%, for the three months ended June 30, 2026 compared to the three months ended June 30, 2025 primarily due to an approximately 1.9% increase in annualized rent per occupied square foot, slightly offset by a decrease in occupancy of approximately 0.6%, and increased administrative and late fees. SmartStop’s same-store property operating expenses decreased by approximately $0.6 million, or 3.4%, for the three months ended June 30, 2026 compared to the three months ended June 30, 2025, primarily due to decreased property insurance costs and repairs and maintenance expense.

NOI is a non-GAAP measure that SmartStop defines as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, stock compensation related to SmartStop's IPO Grant and other non-property related income and expense, as applicable. SmartStop believes that NOI is useful for investors as it provides a measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, SmartStop believes that NOI (sometimes referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, its use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating SmartStop’s operating performance.

The following table presents a reconciliation of net income (loss) as presented on SmartStop’s consolidated statements of operations to net operating income, as stated above, for the periods presented (in thousands):

	Three Months Ended June 30,
	2026	2025
Net income (loss)	$12,075	$(4,799)
Adjusted to exclude:
Tenant Protection Program revenue (1)	(2,603)	(2,410)
Tenant Protection Program related expense	248	110
IPO Grant (2)	—	1,705
Managed Platform revenue	(6,747)	(4,036)
Managed Platform expenses	3,711	3,250
General and administrative	9,893	11,695
Depreciation	16,505	15,374
Intangible amortization expense	3,245	1,929
Acquisition expenses	219	359
Contingent earnout adjustment	399	—
Losses from equity method investments in unconsolidated real estate ventures	154	119
Losses from equity method investments in Managed REITs	444	157
Other, net	(6,409)	1,416
Investment income, net	(2,107)	(723)
Interest expense	13,339	12,030
Loss on debt extinguishment	—	1,745
Gain on disposition of real estate	(489)	—
Income tax expense	379	318
Total net operating income	$42,256	$38,239

(1)
Approximately $2.3 million and $2.2 million of Tenant Protection Program revenue was earned at same-store facilities during the three months ended June 30, 2026 and 2025, respectively, with the remaining approximately $0.3 million and $0.2 million earned at non same-store facilities during the three months ended June 30, 2026 and 2025, respectively.
(2)
Stock compensation expense herein only includes IPO Grant expense included in property operating expense.

Same-Store Facility Results - Six Months Ended June 30, 2026 and 2025

The following table sets forth operating data for SmartStop's same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2025, excluding seven other properties) for the six months ended June 30, 2026 and 2025. SmartStop considers the following data to be meaningful as this allows generally for the comparison of results without the effects of acquisition, dispositions, eminent domain proceedings, development activity, properties impacted by casualty events, lease up properties or similar other such factors (dollars in thousands, except per occupied square foot amounts):

	Same-Store Facilities			Non Same-Store Facilities			Total
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change
Revenue (1)	$109,683	$108,180	1.4%	$15,785	$7,182	N/M	$125,468	$115,362	8.8%
Property operating expenses (2)	36,804	37,328	(1.4)%	6,116	2,813	N/M	42,920	40,141	6.9%
Net operating income	$72,879	$70,852	2.9%	$9,669	$4,369	N/M	$82,548	$75,221	9.7%
Number of facilities	155	155		25	16		180	171
Rentable square feet (3)	12,116,650	12,102,850		1,987,850	1,359,200		14,104,500	13,462,050
Average physical occupancy (4)	92.5%	92.7%	(0.2)%	85.1%	N/M	N/M	91.6%	92.5%	(0.9)%
Annualized rent per occupied square foot (5)	$20.22	$19.92	1.5%	$21.15	N/M	N/M	$20.34	$19.97	1.9%

N/M Not meaningful

(1)
Revenue includes rental income, certain ancillary revenue, administrative and late fees, and excludes Tenant Protection Program revenue.
(2)
Among other expenses, property operating expenses excludes Tenant Protection Program related expense. Please see the reconciliation of net operating income to net income (loss) below for the full detail of adjustments to reconcile net operating income to net income (loss).
(3)
As of June 30, 2026 and 2025, parking represented approximately 1,120,000 and 1,068,000 square feet, respectively, of the total rentable square feet. On a same-store basis, for the same periods, parking represented approximately 984,000 square feet. Amounts not in thousands.
(4)
Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation.
(5)
Determined by dividing the aggregate rental income, net of discounts and concessions and excluding late and administrative fees for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation in the first full month of non-operation. SmartStop has excluded the rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot. Amount not in thousands.

SmartStop’s same-store revenue increased by approximately $1.5 million, or 1.4%, for the six months ended June 30, 2026 compared to the six months ended June 30, 2025 primarily due to an approximately 1.5% increase in annualized rent per occupied square foot, slightly offset by a decrease in occupancy of approximately 0.2%, and increased administrative and late fees. SmartStop’s same-store property operating expenses decreased by approximately $0.5 million, or 1.4%, for the six months ended June 30, 2026 compared to the six months ended June 30, 2025 primarily due to decreased property insurance costs and repairs and maintenance expense.

NOI is a non-GAAP measure that SmartStop defines as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, stock compensation related to SmartStop's IPO Grant and other non-property related income and expense, as applicable. SmartStop believes that NOI is useful for investors as it provides a measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, SmartStop believes that NOI (sometimes referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, SmartStop’s use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating its operating performance.

The following table presents a reconciliation of net income (loss) as presented on SmartStop’s consolidated statements of operations to net operating income, as stated above, for the periods presented (in thousands):

	Six Months Ended June 30,
	2026	2025
Net income (loss)	$22,290	$(10,255)
Adjusted to exclude:
Tenant Protection Program revenue (1)	(5,186)	(4,714)
Tenant Protection Program related expense	515	291
IPO Grant (2)	—	1,705
Managed Platform revenue	(13,359)	(8,149)
Managed Platform expenses	8,050	4,484
General and administrative	19,033	19,545
Depreciation	33,080	30,468
Intangible amortization expense	6,698	3,527
Acquisition expenses	298	561
Contingent earnout adjustment	1,043	—
Losses from equity method investments in unconsolidated real estate ventures	290	361
Losses from equity method investments in Managed REITs	629	372
Other, net	(12,477)	964
Investment income, net	(4,078)	(1,448)
Interest expense	26,476	34,052
Loss on debt extinguishment	262	2,533
Gain on disposition of real estate	(1,726)	—
Income tax expense	710	924
Total net operating income	$82,548	$75,221

(1)
Approximately $4.5 million and $4.3 million of Tenant Protection Program revenue was earned at same-store facilities during the six months ended June 30, 2026 and 2025, respectively, with the remaining approximately $0.7 million and $0.4 million earned at non same-store facilities during the six months ended June 30, 2026 and 2025, respectively.
(2)
Stock compensation expense herein only includes IPO Grant expense included in property operating expense.

The following tables present a reconciliation of same-store as reported net operating income to same-store constant currency net operating income (dollars in thousands):

	Three Months Ended June 30,
	2026	2025	% Change
Total revenues
As reported	$55,139	$54,452	1.3%
Impact of FX rate	3	—
Constant currency basis	$55,142	$54,452	1.3%

Total expenses
As reported	$18,013	$18,643	-3.4%
Impact of FX rate	1	—
Constant currency basis	$18,014	$18,643	-3.4%

Net operating income
As reported	$37,126	$35,809	3.7%
Impact of FX rate	2	—
Constant currency basis	$37,128	$35,809	3.7%

	Six Months Ended June 30,
	2026	2025	% Change
Total revenues
As reported	$109,683	$108,180	1.4%
Impact of FX rate	(240)	—
Constant currency basis	$109,443	$108,180	1.2%

Total expenses
As reported	$36,804	$37,328	-1.4%
Impact of FX rate	(80)	—
Constant currency basis	$36,724	$37,328	-1.6%

Net operating income
As reported	$72,879	$70,852	2.9%
Impact of FX rate	(160)	—
Constant currency basis	$72,719	$70,852	2.6%

Note: The Company’s 13 same-store properties in Canada are operated in Canadian Dollars (CAD), and their financial results are translated to U.S. Dollars (USD) in accordance with GAAP. To provide additional operating fundamentals on a constant currency basis, these selected financial results are presented in both USD as translated and on a constant currency basis, to remove the impact of non-operational foreign currency fluctuations. Constant currency results are calculated by translating current year results at prior year average exchange rates. The actual average CAD/USD exchange rate was approximately 0.72x and 0.72x for the three months ended June 30, 2026 and 2025, respectively, and approximately 0.73x and 0.71x for the six months ended June 30, 2026 and 2025, respectively.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

OUTLOOK FOR FULL YEAR 2026

(Unaudited)

(Dollar amounts in thousands, except share and per share data)

					Notes for Updated Annual Assumptions
	as of May 6, 2026		as of August 5, 2026		as of August 5, 2026
Same-store growth (as translated in U.S. dollars)	Low	High	Low	High	2026 Same-store pool: 155 Properties (previously 157 properties as of the guidance issued as of May 6, 2026)
Revenue	-0.25%	1.75%	0.50%	1.50%
Operating expense	1.75%	3.75%	0.25%	1.25%
Net operating income (3)	-1.25%	0.75%	0.65%	1.65%	Reflects an average USD/CAD exchange rate for full year 2026 of approximately 0.72x. The average USD/CAD exchange rate for the 12 months ended December 31, 2025 was approximately 0.72x.

Same-store growth (constant currency)(1)	Low	High	Low	High	2026 Same-store pool: 155 Properties (previously 157 properties as of the guidance issued as of May 6, 2026)
Revenue	-0.25%	1.75%	0.50%	1.50%
Operating expense	1.75%	3.75%	0.25%	1.25%
Net operating income (3)	-1.25%	0.75%	0.65%	1.65%	Reflects an average USD/CAD exchange rate of approximately 0.72x for full year 2025 and 2026.

FFO, as Adjusted (2)	Low	High	Low	High
FFO, as adjusted per share & OP unit outstanding - diluted (3)	$1.94	$2.04	$1.98	$2.04
Weighted average share count (Not in thousands)	59,400,000	59,400,000	59,400,000	59,400,000

	Low	High	Low	High
Non same-store net operating income	$18,500	$19,800	$19,900	$20,700	Includes properties in the non same-store pool as of June 30, 2026. Excludes Tenant Protection Program net margin.
Tenant Protection Program net margin	$9,600	$9,950	$9,625	$9,925	Represents Tenant Protection Program revenues less Tenant Protection Program related expense for the same-store and non same-store pools.
Managed REIT adjusted EBITDA (4)	$13,550	$14,350	$13,650	$14,250

Represents Managed REIT Platform revenues less Managed REIT Platform expenses. Assumes average AUM of $1,040 million (low) to $1,090 million (high) for the year ending December 31, 2026. Excludes $0.3 million of equity based compensation expense related to IPO grants. (Not in thousands)

Third-party management adjusted EBITDA (4)	$1,800	$2,700	$1,750	$2,250	Represents third-party management revenues less third-party management expenses. Excludes an estimated $0.7 million of acquisition related expenses and transactional expenses. (Not in thousands)
General and administrative expenses	$32,250	$33,750	$33,000	$34,000	Excludes an estimated $4.5 million of equity based compensation expense related to IPO grants and legacy stock compensation. (Not in thousands)
Interest expense	$53,000	$55,000	$53,450	$54,950	Assumes average one-month SOFR of 3.8%.
Investment income, net	$9,000	$10,000	$9,200	$10,000

Capital Deployment	Low	High	Low	High
Acquisitions, loans, bridge loans & preferred investments	$45,000	$65,000	$55,000	$75,000

Includes wholly-owned acquisitions, the Company's investment in joint ventures, bridge loans to or investments in third parties and investments in the Managed REITs, net of any repayments of existing loans or investments.

Solar spend	$2,250	$2,750	$2,250	$2,750
Development spend	$9,000	$10,000	$9,000	$10,000	Related to the Company's portion of properties under construction in the SmartCentres joint venture.
Redevelopment and expansion spend	$14,000	$16,000	$13,000	$15,000

Note: The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates. A reconciliation of net income outlook to same-store net operating income outlook is provided later in this release entitled “Reconciliation of Estimated GAAP Net Income to Estimated Same-Store Net Operating Income.” A reconciliation of net income per share outlook to funds from operations, as adjusted per share outlook is provided later in this release entitled “Reconciliation of the Range of Estimated GAAP Fully Diluted Net Income Per Share and OP Unit to Estimated Fully Diluted FFO, As Adjusted Per Share and OP Unit.”

(1)
Stores in Canada are operated in Canadian Dollars (CAD), and their financial results are translated to U.S. Dollars (USD) in accordance with GAAP. These stores represent 13 of the Company’s 155 stores in the 2026 same-store pool. Constant currency results are calculated by translating current year results at prior year average exchange rates. The average CAD/USD exchange rate for the 12 months ending December 31, 2025 was 0.72x.
(2)
FFO, as adjusted estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year.
(3)
A reconciliation of net income outlook to same-store net operating income outlook is provided below under the heading “Reconciliation of Estimated GAAP Net Income to Estimated Same-Store Net Operating Income.” The reconciliation includes details related to same-store revenue and same-store expense outlooks. A reconciliation of net income per share outlook to funds from operations, as adjusted per share and OP unit outstanding outlook is provided below under the heading “Reconciliation of the Range of Estimated GAAP Fully Diluted Net Income Per Share and OP Unit to Estimated Fully Diluted FFO, As Adjusted Per Share and OP Unit.”
(4)
Consistent with applicable Securities and Exchange Commission (“SEC”) rules, SmartStop does not provide a reconciliation of estimated 2026 Managed REIT Adjusted EBITDA or third-party management adjusted EBITDA to estimated GAAP net income because SmartStop is unable to reasonably predict certain items that are included in these measures.

Reconciliation of the Range of Estimated GAAP Fully Diluted Net Income Per Share and OP Unit to Estimated Fully Diluted FFO, As Adjusted Per Share and OP Unit

The following table presents a reconciliation of the range of estimated GAAP net income (loss) per share to estimated fully diluted FFO, as adjusted per share, as provided in SmartStop’s Outlook for Full Year 2026:

	Ranges for 2026 Annual Assumptions
	as of August 5, 2026

	Low	High
Net income	$0.61	$0.65
Depreciation & amortization of real estate and intangible assets from consolidated and unconsolidated entities	1.35	1.37
Gain on disposition of real estate	(0.03)	(0.03)
FFO per share & OP unit outstanding - diluted	$1.92	$1.98
Acquisition related expenses and foreign currency (gains) losses, net from unconsolidated entities	$0.01	$0.01
Amortization of debt issuance costs	0.05	0.05
IPO & legacy performance grants	0.08	0.08
Other (1)	(0.10)	(0.10)
FFO, as adjusted per share & OP unit outstanding - diluted	$1.98	$2.04

(1)
Includes the following: Intangible amortization expense - contracts, accretion of fair market value of secured debt, foreign currency, contingent earnout adjustment, interest rate derivative (gains) losses, net, net loss on extinguishment of debt, non-cash adjustments and adjustment of deferred tax liabilities.

Reconciliation of Estimated GAAP Net Income to Estimated Same-Store Net Operating Income

The following table presents a reconciliation of the range of estimated GAAP net income (loss) per share to total same-store net operating income, as provided in SmartStop’s Outlook for Full Year 2026:

	Ranges for 2026 Annual Assumptions
	as of August 5, 2026

	Low	High
Net income	$36,134	$38,510
Adjusted to exclude:
Tenant Protection Program net margin (1)	(9,625)	(9,925)
Managed Platform net margin (2)	(14,400)	(15,500)
General and administrative expenses	37,500	38,500
Depreciation & amortization of real estate and intangible assets from consolidated entities	79,800	80,400
Interest expense	53,450	54,950
Equity in (earnings) losses of unconsolidated joint venture properties and investments in Managed REITs	1,700	1,300
Income tax expense	1,920	2,120
Investment income, net	(9,300)	(9,900)
Other, net (3)	(11,809)	(13,009)
Non same-store revenue	(32,430)	(33,730)
Non same-store operating expense	12,530	13,030
Total same-store net operating income	$145,470	$146,746

(1)
Includes Tenant Protection Program revenue, less expenses.
(2)
Includes Managed Platform revenues, less expenses.
(3)
Includes the following: contingent earnout adjustment, net loss on extinguishment of debt, gain on disposition of real estate, state tax expenses, foreign currency fluctuations, and changes in value related to SmartStop’s foreign currency.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

SUMMARY OF RECENT ACQUISITIONS

(Unaudited)

Property	MSA/CMA (1)	SmartStop % Ownership	Net Rentable Sq. Ft.	Units	Purchase Price (2)	Date Acquired
Clifton	New York - Newark	100%	116,000	1,285	$38,647	1/7/2025
Hillside	New York - Newark	100%	112,000	1,200	35,944	1/7/2025
Murfreesboro (3)	Nashville	100%	63,300	500	7,907	2/20/2025
Kelowna (4)	Kelowna, British Columbia	100%	74,000	800	28,207	4/15/2025
Lakewood II	Denver, CO	100%	66,850	605	12,749	5/29/2025
Holzwarth Rd, Houston - Springwoods	Houston, TX	100%	89,800	815	15,269	6/17/2025
Holcombe Blvd, Houston - Medical Center	Houston, TX	100%	96,000	835	37,521	6/17/2025
Louetta Rd, Houston- Champions- Spring	Houston, TX	100%	111,850	745	20,013	6/17/2025
FM 2978, Houston - Magnolia	Houston, TX	100%	83,100	725	14,510	6/17/2025
Shenandoah, Houston - The Woodlands	Houston, TX	100%	88,000	750	20,513	6/17/2025
Allard, Alberta (4) (5)	Edmonton, Alberta	50%	N/A	N/A	1,199	8/12/2025
Edmonton, Alberta (4)	Edmonton, Alberta	100%	68,175	535	9,719	8/26/2025
Sherwood Park, Alberta (4)	Edmonton, Alberta	100%	65,500	535	11,804	8/26/2025
Red Deer, Alberta (4)	Edmonton, Alberta	100%	76,500	610	13,782	8/26/2025
Canmore, Alberta (4)	Calgary, AB	100%	63,500	765	21,061	8/26/2025
Cochrane, Alberta (4)	Calgary, AB	100%	84,250	605	14,004	8/26/2025
Rahway	New York - Newark	100%	55,200	560	15,328	9/3/2025
Argus Professional Storage Management (6)	N/A	100%	N/A	N/A	32,100	10/1/2025
Winter Garden	Orlando, FL	100%	72,050	515	15,262	11/4/2025
Finch, Toronto (4) (5)	Toronto, Ontario	50%	N/A	N/A	3,019	12/19/2025
2025 full year acquisitions			1,386,075	12,385	$368,558

127 Ave (4) (5)	Edmonton, Alberta	50%	N/A	N/A	$666	1/6/2026
Boiling Springs	Spartanburg, SC	100%	83,500	520	7,669	6/16/2026
John B. White	Spartanburg, SC	100%	97,900	780	13,803	6/16/2026
Main St.	Spartanburg, SC	100%	50,300	415	8,221	6/16/2026
2026 year-to date acquisitions			231,700	1,715	$30,359

(1)
CMA (Census Metropolitan Area) as defined by Statistics Canada.
(2)
Amounts in thousands.
(3)
This property was sold on October 30, 2025 for approximately $7.9 million.
(4)
Purchase price converted to USD using the exchange rate in effect at date of purchase.
(5)
This property is an undeveloped parcel of land purchased through SmartStop’s joint venture partnership with SmartCentres; the property is currently under development to become a self storage facility.
(6)
Includes the maximum potential earnout of $11.0 million, which will be evaluated based on revenues generated during fiscal year 2028.

ADDITIONAL INFORMATION REGARDING NOI, FFO, and FFO, as adjusted

NOI

NOI is a non-GAAP measure that SmartStop defines as net income (loss), computed in accordance with GAAP, generated from properties, excluding tenant protection plan revenue, before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, stock compensation related to SmartStop’s IPO Grant and other non-property related income and expense. SmartStop believes that NOI is useful for investors as it provides a measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, SmartStop believes that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, SmartStop’s use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating SmartStop’s operating performance.

Funds from Operations (“FFO”) and FFO, as Adjusted

FFO

FFO is a non-GAAP financial metric promulgated by NAREIT that SmartStop believes is an appropriate supplemental measure to reflect operating performance. SmartStop defines FFO consistent with the standards established by the white paper on FFO approved by the board of governors of NAREIT, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and real estate related asset impairment write downs, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Additionally, gains and losses from change in control are excluded from the determination of FFO. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. SmartStop’s FFO calculation complies with NAREIT’s policy described above.

FFO, as Adjusted

SmartStop uses FFO, as adjusted, as an additional non-GAAP financial measure to evaluate their operating performance. FFO, as adjusted, provides investors with supplemental performance information that is consistent with the performance models and analysis used by management. In addition, FFO, as adjusted, is a measure used among SmartStop’s peer group, which includes publicly traded REITs. Further, SmartStop believes FFO, as adjusted, is useful in comparing the sustainability of their operating performance with the sustainability of the operating performance of other real estate companies.

In determining FFO, as adjusted, SmartStop makes further adjustments to the NAREIT computation of FFO to exclude the effects of non-real estate related asset impairments and intangible amortization, acquisition related costs, other write-offs incurred in connection with acquisitions, contingent earnout expenses, accretion of fair value of debt adjustments, amortization of debt issuance costs, gains or losses from extinguishment of debt, adjustments of deferred tax assets and liabilities, realized and unrealized gains/losses on foreign exchange transactions, gains/losses on certain foreign exchange and interest rate derivatives not designated for hedge accounting, provision for (recovery of) non-cash reserve adjustments, and other select non-recurring income or expense items which SmartStop believes are not indicative of their overall long-term operating performance. SmartStop excludes these items from GAAP net income (loss) to arrive at FFO, as adjusted, as they are not the primary drivers in their decision-making process and excluding these items provides investors a view of their continuing operating portfolio performance over time, which in any respective period may experience fluctuations in such acquisition, merger or other similar activities that are not of a long-term operating performance nature. FFO, as adjusted, also reflects adjustments for unconsolidated partnerships and jointly owned investments. SmartStop uses FFO, as adjusted, as one measure of their operating performance when they formulate corporate goals and evaluate the effectiveness of their strategies.

Presentation of FFO and FFO, as adjusted, is intended to provide useful information to investors as they compare the operating performance of different REITs. However, not all REITs calculate FFO and FFO, as adjusted, the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and FFO, as adjusted, are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of SmartStop’s performance, as an alternative to cash flows from operations as an indication of SmartStop’s liquidity or indicative of funds available to fund their cash needs including their ability to make distributions to their stockholders. FFO and FFO, as adjusted, should be reviewed in conjunction with other measurements as an indication of SmartStop’s performance.

Neither the SEC, NAREIT, nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that SmartStop uses to calculate FFO, as adjusted. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and SmartStop may have to adjust its calculation and characterization of FFO, as adjusted.

This press release, a financial supplement, and additional information about SmartStop are available on SmartStop’s website, investors.smartstopselfstorage.com.

About SmartStop:

SmartStop (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of more than 1,000 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC also sponsors other self-storage programs, and through its Managed Platform offers third party management services in the U.S. and Canada. As of August 5, 2026, SmartStop has an owned or managed portfolio of more than 460 operating properties in 36 states, the District of Columbia, and Canada, comprising over 275,000 units and more than 35 million rentable square feet. SmartStop and its affiliates own or manage 53 operating self-storage properties across four provinces in Canada, which total approximately 47,000 units and 4.7 million rentable square feet.

Forward-Looking Statements

Certain of the matters discussed in this earnings release, other than historical facts, constitute forward-looking statements within the meaning of the federal securities laws, and SmartStop intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in such federal securities laws. Such forward-looking statements can generally be identified by SmartStop's use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words, or the negative of such terms or other comparable terminology, or by discussions of strategy. SmartStop may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by SmartStop or on its behalf, are also expressly qualified by these cautionary statements.

Such statements include, but are not limited to statements concerning SmartStop's plans, strategies, initiatives, prospects, objectives, goals, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation:

•
disruptions in the economy, including debt and banking markets and foreign currency, including changes in the Canadian Dollar (“CAD”)/U.S. Dollar (“USD”) exchange rate;
•
significant transaction costs, including financing costs, and unknown liabilities;
•
whether SmartStop will be successful in the pursuit of its business plan and investment objectives;
•
changes in the political and economic climate, economic conditions and fiscal imbalances in the United States, and other major developments, including tariffs, wars, natural disasters, epidemics and pandemics, military actions, and terrorist attacks;
•
changes in tax and other laws and regulations, including tenant protection programs and other aspects of SmartStop’s business;

•
difficulties in SmartStop’s ability to attract and retain qualified personnel and management;
•
the effect of competition at SmartStop’s self-storage properties or from other storage alternatives, which could cause rents and occupancy rates to decline;
•
SmartStop’s ability to identify and complete future acquisitions, joint ventures, and third-party management or development relationships on favorable terms or at all;
•
SmartStop’s ability to successfully integrate businesses and opportunities that it acquires, including but not limited to, the potential failure to fully realize expected cost savings and synergies from transactions or the risk that those expected cost savings and synergies may take longer than anticipated to be realized;
•
the outcome of any pending or later instituted legal or regulatory proceedings or governmental inquiries or investigations;
•
general competitive, economic, political and market conditions and other factors that may affect SmartStop’s future results;
•
SmartStop’s reliance on information technologies, which are vulnerable to, among other things, attack from computer viruses and malware, hacking, cyberattacks and other unauthorized access or misuse;
•
fluctuations in interest rates and capitalization rates, and their effect on acquisition, development, and financing activity; and
•
failure to maintain SmartStop’s REIT status.

All forward-looking statements, including without limitation, SmartStop management’s examination of historical operating trends and estimates of future earnings, are based upon its current expectations and various assumptions. SmartStop’s expectations, beliefs and projections are expressed in good faith, and it believes there is a reasonable basis for them, but there can be no assurance that SmartStop management’s expectations, beliefs and projections will result or be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the SEC and are not intended to be a guarantee of SmartStop’s performance in future periods. SmartStop cannot guarantee the accuracy of any such forward-looking statements contained in this earnings release, and does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information regarding risks and uncertainties associated with SmartStop’s business, and important factors that could cause its actual results to vary materially from those expressed or implied in such forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the documents SmartStop files from time to time with the SEC, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2025, and its quarterly reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, copies of which may be obtained from SmartStop’s website at investors.smartstopselfstorage.com.